Exhibit 10.5

September 9, 2019

John Foley

c/o Peloton Interactive, Inc.

125 West 25th Street, 11th Floor

New York, New York 10001

Re:	Continued Employment with Peloton Interactive, Inc.

Dear John,

This employment letter confirms your continued employment as Chief Executive Officer with Peloton Interactive, Inc., a Delaware Corporation (the “Company” or “Peloton”). You will continue to report to the Board of Directors of the Company (the “Board”) and will remain a member of the Board.

1.     Cash Compensation. Your annual base salary will be One Million Dollars ($1,000,000) per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. You will also be eligible for an annual bonus (the “Annual Bonus”) with a target of 100% of your base salary (“Target Bonus”). The actual Annual Bonus payout will be based on achievement of performance goals to be determined by the Board or its Compensation Committee. The Annual Bonus, if any, will be payable within 2 1⁄2 months following the end of the fiscal year (currently June 30) to which it relates.

2.    Benefits. In addition, you will be eligible to participate in Company-sponsored benefits available to employees generally. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. Except as provided below, the Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future. We also acknowledge that you have entered into a Participation Agreement under the Severance and Change in Control Plan with the Company (the “Participation Agreement”).

3.    Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. You acknowledge that you have signed and are bound by the terms of the Company’s standard “New Hire Agreement” as attached hereto as Exhibit A. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

4.    Equity. You currently hold Company equity grants. You will be eligible for future discretionary equity grants at the sole discretion of the Company.

Employment Letter

5.     Tax Matters.

(a)    Withholding. All forms of compensation referred to in this letter agreement and the Participation Agreement are subject to applicable federal, state and local income tax withholding, payroll taxes and other deductions required by law.

(b)    Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

6.    At Will Employment. While we look forward to a continued long and profitable relationship, you are an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with our without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Board.

7.    Arbitration. You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the State of New York, New York County, before a single neutral arbitrator, in accordance with JAMS Employment Arbitration Rules and Procedures in effect at that time. The parties hereby waive any rights they may have to have any such claims tried before a judge or jury. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

Very truly yours,

/s/ Erik Blachford
Erik Blachford
Lead Independent Director

I have read and understood this employment letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment except as specifically set forth herein.

/s/ John Foley	Date Signed:	September 9, 2019
John Foley

Employment Letter

Exhibit A

New Hire Agreement